Exhibit 99.1

NEWS RELEASE
	Contacts:	Gregg Piontek, VP & CFO
Newpark Resources, Inc.
281-362-6800

FOR IMMEDIATE RELEASE		Ken Dennard, Managing Partner
Karen Roan, SVP
Dennard Rupp Gray & Lascar, LLC
713-529-6600

NEWPARK RESOURCES REPORTS NET INCOME OF

$0.22 PER DILUTED SHARE FOR THE FOURTH QUARTER 2011

Company announces share repurchase program

THE WOODLANDS, TX – February 16, 2012 – Newpark Resources, Inc. (NYSE: NR) today announced results for its fourth quarter ended December 31, 2011. Total revenues were $263.5 million for the fourth quarter of 2011 compared to $261.2 million for the third quarter of 2011 and $194.5 million for the fourth quarter of 2010. Net income for the fourth quarter of 2011 was $21.9 million, or $0.22 per diluted share, compared to net income for the third quarter of 2011 of $23.0 million, or $0.23 per diluted share, and net income for the fourth quarter of 2010 of $14.8 million, or $0.15 per diluted share.

For the full year 2011, total revenues were $958.2 million compared to $716.0 million for 2010. Net income for 2011 was $80.0 million, or $0.80 per diluted share, compared to net income of $41.6 million, or $0.46 per diluted share, in 2010.

The fourth quarter 2011 results included a $1.6 million ($1.1 million after-tax) increase in spending for supplemental resources, employee training, and I.T. system support, following an October 2011 ERP system conversion in the U.S. operations, along with a $0.7 million ($0.5 million after-tax) non-cash charge for the write-off of an abandoned disposal well in the Environmental Services segment. In addition, the full year 2011 tax rate declined to 35.0%, resulting in a 30.4% tax rate for the fourth quarter of 2011.

Paul Howes, Newpark’s President and Chief Executive Officer, stated, “We are pleased to report a solid fourth quarter and record results for 2011. Growth in our Fluids Systems and Engineering segment was driven by an exceptionally strong performance in our Canadian operations, reflecting continued market share gains, and a seasonal increase in market activity. Meanwhile, our

EvolutionTM drilling fluid system continues to gain traction, with revenues increasing to $22 million from $17 million in the prior quarter. In the Mats & Integrated Services segment, we completed the re-deployment of our U.S. mat rental fleet during the fourth quarter, which provides greater diversification within this business.

“Looking at our full year results, we achieved record levels in terms of total revenues, operating income and earnings per share. We are extremely pleased with our 2011 accomplishments, which reflect the hard work and dedication of our employees,” concluded Howes.

SEGMENT RESULTS

The Fluids Systems and Engineering segment generated revenues of $221.1 million in the fourth quarter of 2011 compared to $216.2 million in the third quarter of 2011 and $162.8 million in the fourth quarter of 2010. North American revenues increased 4% sequentially in the fourth quarter of 2011, driven by a 75% improvement in Canada, while U.S. revenues were down 3%, primarily due to softness in the Company’s completion services and equipment rental business. Compared to the fourth quarter of 2010, North American revenues increased 52%. International revenues decreased by 2% sequentially, but increased 5% from the fourth quarter of 2010. Segment operating income was $25.0 million (11.3% margin) in the fourth quarter of 2011, which included the elevated costs associated with the ERP system conversion described above, compared to $25.6 million (11.9% margin) in the third quarter of 2011 and $16.8 million (10.3% margin) in the fourth quarter of 2010.

The Mats and Integrated Services segment generated revenues of $29.4 million in the fourth quarter of 2011 compared to $30.2 million in the third quarter of 2011 and $20.6 million in the fourth quarter of 2010. The 3% sequential decrease in revenues was driven by a $2.3 million decline in composite mat sales, after achieving a record sales level in the third quarter. Revenues from mat rentals and related services increased by $1.5 million sequentially, as a $4.0 million decline in rental revenues in the Northeast, was more than offset by increased mat rentals and service revenues in other regions. Compared to the fourth quarter of 2010, segment revenues were up 43%. Segment operating income was $11.7 million (39.7% margin) in the fourth quarter of 2011 compared to operating income of $14.5 million (48.1% margin) in the third quarter of 2011 and $10.3 million (50.2% margin) in the fourth quarter of 2010.

The Environmental Services segment generated revenues of $13.0 million in the fourth quarter of 2011 compared to $14.9 million in the third quarter of 2011 and $11.1 million in the fourth quarter of 2010. The third quarter of 2011 benefitted from $2.2 million of revenues from a few large disposal projects, contributing to the sequential decrease in revenues. Compared to the fourth quarter of 2010, segment revenues were up 17%. Segment operating income was $2.4 million (18.1% margin) in the fourth quarter of 2011, which included a $0.7 million non-cash charge for the abandonment of a disposal well asset, compared to operating income of $5.0 million (33.4 % margin) in the third quarter of 2011 and $2.6 million (23.4% margin) in the fourth quarter of 2010.

BALANCE SHEET AND LIQUIDITY

Cash balances declined by $37.7 million during the fourth quarter of 2011, while borrowings under Newpark’s revolving credit facility increased by $17.0 million. The drawdown of cash and borrowing was required to fund an increase in receivables during the quarter, including a $40.0 million increase, resulting from the fourth quarter ERP system conversion described above. Following the system conversion, inherent process inefficiencies associated with the change in systems and business processes resulted in a short-term slow-down in customer invoicing, resulting in the elevated receivables balance as of December 31, 2011.

SHARE REPURCHASE PROGRAM

The Company announced that the Board of Directors has approved a share repurchase program that authorizes the Company to purchase up to $50 million of its outstanding shares of Newpark common stock. These purchases will be funded with a combination of cash generated from operations and borrowings under the Company’s revolving credit facility, and the repurchase program has no specific term. The Company may repurchase shares in the open market or as otherwise determined by management, subject to market conditions, business opportunities and other factors. The Company’s management has been authorized to establish trading plans under Rule 10b5-1 of the Securities Exchange Act of 1934, which the Company intends to establish as soon as practicable, as part of the share repurchase program.

CONFERENCE CALL

Newpark has scheduled a conference call to discuss fourth quarter 2011 results, which will be broadcast live over the Internet, on Friday, February 17, 2012 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 480-629-9771 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at www.newpark.com. For those who cannot listen to the live call, a replay will be available through February 24, 2012 and may be accessed by dialing (303) 590-3030 and using pass code 4503222#. Also, an archive of the webcast will be available shortly after the call at www.newpark.com for 90 days.

Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2010, as well as others, could cause results to differ materially from those stated. These risk factors include, but are not limited to, our ability to successfully integrate the business acquired from Rheochem and to realize the anticipated benefits from the acquisition, the impact of restrictions on offshore drilling activity in the Gulf of Mexico, our customer concentration and cyclical nature of our industry, the availability of raw materials and skilled personnel, our market competition, the cost and continued availability of borrowed funds, our international operations, legal and regulatory matters, including environmental regulations, inherent limitations in insurance coverage, potential impairments of long-lived intangible assets, technological developments in our industry, and the impact of severe weather, particularly in the U.S. Gulf Coast. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.

Newpark Resources, Inc.

Consolidated Statements of Operations

(unaudited)

	September 30,	September 30,	September 30,	September 30,	September 30,
	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2011	2011	2010	2011	2010

Revenues	$263,514	$261,193	$194,526	$958,180	$715,954

Cost of revenues	204,991	201,272	152,879	744,176	576,920
Selling, general and administrative expenses	23,902	20,802	16,722	81,672	64,157
Other operating income, net	580	(60)	58	(432)	(3,127)

Operating income (loss)	34,041	39,179	24,867	132,764	78,004

Foreign currency exchange loss (gain)	182	485	(494)	522	(1,134)
Interest expense, net	2,405	2,464	2,613	9,226	10,267

Income from operations before income taxes	31,454	36,230	22,748	123,016	68,871
Provision for income taxes	9,568	13,233	7,978	42,999	27,245

Net income (loss)	$21,886	$22,997	$14,770	$80,017	$41,626

Income (loss) per common share—basic:	$0.24	$0.25	$0.16	$0.89	$0.47
Income (loss) per common share—diluted:	$0.22	$0.23	$0.15	$0.80	$0.46

Calculation of Diluted EPS:
Net income	$21,886	$22,997	$14,770	$80,017	$41,626
Assumed conversion of Senior Notes	1,356	1,236	1,223	4,969	1,138

Adjusted net income	$23,242	$24,233	$15,993	$84,986	$42,764

Weighted average number of common shares outstanding-basic	90,454	90,212	89,594	90,022	89,103
Add: Dilutive effect of stock options and restricted stock awards	1,026	1,025	730	965	790
Dilutive effect of Senior Notes	15,682	15,682	15,170	15,682	3,824

Diluted weighted average number of common shares outstanding	107,162	106,919	105,494	106,669	93,717

Income per common share—diluted	$0.22	$0.23	$0.15	$0.80	$0.46

Newpark Resources, Inc.

Operating Segment Results

(Unaudited)

	September 30,	September 30,	September 30,
	Three Months Ended
	December 31,	September 30,	December 31,
(In thousands)	2011	2011	2010

Revenues
Fluids systems and engineering	$221,125	$216,160	$162,811
Mats and integrated services	29,376	30,179	20,610
Environmental services	13,013	14,854	11,105

Total revenues	$263,514	$261,193	$194,526

Operating income (loss)
Fluids systems and engineering	$25,044	$25,648	$16,811
Mats and integrated services	11,655	14,509	10,342
Environmental services	2,351 (1)	4,958	2,600
Corporate office	(5,009)	(5,936)	(4,886)

Total operating income	$34,041	$39,179	$24,867

Segment operating margin
Fluids systems and engineering	11.3%	11.9%	10.3%
Mats and integrated services	39.7%	48.1%	50.2%
Environmental services	18.1%	33.4%	23.4%

(1)	Includes $0.7 million non-cash charge for the abandonment of disposal well asset.

Newpark Resources, Inc.

Consolidated Balance Sheets

(Unaudited)

	September 30,	September 30,
	December 31,	December 31,
(In thousands, except share data )	2011	2010

ASSETS
Cash and cash equivalents	$25,247	$83,010
Receivables, net	328,590	196,799
Inventories	175,929	123,028
Deferred tax asset	13,224	27,654
Prepaid expenses and other current assets	10,828	10,036

Total current assets	553,818	440,527

Property, plant and equipment, net	231,055	212,655
Goodwill	71,970	62,307
Other intangible assets, net	20,850	13,072
Other assets	9,144	8,781

Total assets	$886,837	$737,342

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt	$2,232	$1,606
Accounts payable	97,168	66,316
Accrued liabilities	47,443	43,234

Total current liabilities	146,843	111,156

Long-term debt, less current portion	189,876	172,987
Deferred tax liability	46,844	31,549
Other noncurrent liabilities	5,428	4,303

Total liabilities	388,991	319,995

Common stock, $0.01 par value, 200,000,000 shares authorized and 94,497,526 and 93,143,102 shares issued, respectively	945	931
Paid-in capital	477,204	468,503
Accumulated other comprehensive income	789	8,581
Retained earnings (deficit)	34,983	(45,034)
Treasury stock, at cost; 2,803,987 and 2,766,912 shares, respectively	(16,075)	(15,634)

Total stockholders’ equity	497,846	417,347

Total liabilities and stockholders’ equity	$886,837	$737,342

Newpark Resources, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	September 30,	September 30,
(In thousands)	2011	2010
Cash flows from operating activities:

Net income	$80,017	$41,626
Adjustments to reconcile net income to net cash provided by operations:
Impairment charges	—	225
Depreciation and amortization	28,971	27,010
Stock-based compensation expense	4,535	3,876
Provision for deferred income taxes	26,623	18,030
Net provision for doubtful accounts	2,400	478
Loss (gain) on sale of assets	630	(257)
Change in assets and liabilities:
Increase in receivables	(135,303)	(75,829)
Increase in inventories	(48,129)	(8,085)
(Increase) decrease in other assets	(434)	1,898
Increase in accounts payable	30,425	2,810
(Decrease) increase in accrued liabilities and other	(3,293)	19,694

Net cash (used in) provided by operating activities	(13,558)	31,476

Cash flows from investing activities:
Capital expenditures	(36,897)	(12,134)
Proceeds from sale of property, plant and equipment	522	1,585
Business acquisition, net of cash acquired	(26,775)	—

Net cash used in investing activities	(63,150)	(10,549)

Cash flows from financing activities:
Borrowings on lines of credit	27,619	141,497
Payments on lines of credit	(9,951)	(231,613)
Principal payments on notes payable and long-term debt	(219)	(30,457)
Proceeds from senior notes, net of offering costs	—	167,756
Proceeds from employee stock plans	3,588	3,591
Post-closing payment for business acquisition	(2,055)	—
Purchase of treasury stock	(644)	(153)

Net cash provided by financing activities	18,338	50,621

Effect of exchange rate changes on cash	607	(72)

Net (decrease) increase in cash and cash equivalents	(57,763)	71,476
Cash and cash equivalents at beginning of year	83,010	11,534

Cash and cash equivalents at end of year	$25,247	$83,010

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